Exhibit 99.1

Joint Filer Information

Name: Fair Enterprises Limited

Address:	1 Seaton Place St. Helier
Jersey Channel Islands
JE4 8YJ

Designated Filer: Frank Stronach

Issuer & Ticker Symbol: Magna Entertainment Corp. (MECA)

Date of Event Requiring Statement: March 14 – 22, 2005

Designated Signatory: Frank Stronach